UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☑ Definitive proxy statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Goldleaf Financial Solutions, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

Dear Shareholder:

You are cordially invited to attend the 2008 annual meeting of the shareholders of Goldleaf Financial Solutions, Inc., to be held at our corporate offices, 350 Technology Parkway, Norcross, Georgia, May 21, 2008, at 10:00 a.m. (Eastern Daylight Time).

The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, we will present a report on our operations and you will be given the opportunity to ask questions. At your earliest convenience, please complete, sign, date and mail the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly. We greatly appreciate your prompt cooperation.

Sincerely,

/s/  G. Lynn Boggs
G. Lynn Boggs
Chief Executive Officer
Brentwood, Tennessee
April 23, 2008

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Goldleaf Financial Solutions, Inc.:

The annual meeting of shareholders of Goldleaf Financial Solutions, Inc. will be held at 350 Technology Parkway, Suite 200, Norcross, Georgia 30092 at 10:00 a.m. Eastern Daylight Time, on May 21, 2008 for the following purposes:

(1) To elect two Class 3 directors, to hold office for a three-year term and until their successors have been duly elected and qualified; and

(2) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

We are mailing to shareholders, on or about April 23, 2008, the proxy statement, this notice, a form of proxy and our annual report for the fiscal year ended December 31, 2007. The annual report is not to be regarded as proxy soliciting material.

Only shareholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the meeting and any adjournment or postponement of it. Please review the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted on at the meeting. We hope very much that you will be able to join us.

Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card.

By Order of the Board of Directors

/s/  G. Lynn Boggs
G. Lynn Boggs
Chief Executive Officer

Brentwood, Tennessee
April 23, 2008

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Blvd.
Brentwood, Tennessee 37027

PROXY STATEMENT

Our board of directors is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.

The board has set April 7, 2008 as the record date for the meeting. Shareholders who owned our common stock on that date are entitled to receive notice of and vote at the meeting, with each share entitled to one vote. Cumulative voting is not permitted. On the record date there were 19,168,784 shares of Goldleaf Financial Solutions, Inc. (“Goldleaf ”) common stock and no shares of preferred stock outstanding. As of the record date, holders of our common stock are entitled to one vote per share owned of record.

Why am I receiving this proxy statement and proxy form?

You are receiving this proxy statement and proxy form because you own shares of Goldleaf common stock. This proxy statement describes issues on which you are entitled to vote.

When you sign the proxy form, you appoint G. Lynn Boggs, our Chief Executive Officer, and Scott R. Meyerhoff, our Executive Vice President — Finance, and either of them acting individually, as your representative at the meeting. Mr. Boggs or Mr. Meyerhoff will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.

Who is soliciting my proxy and who is paying the cost of the solicitation?

Our board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2008 annual meeting. Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock.

What am I voting on?

At the annual meeting you will be asked to vote on one proposal: the election of the “Class 3 Directors” to serve three-year terms on our board of directors.

Who is entitled to vote?

Only shareholders who owned our common stock as of the close of business on the record date, April 7, 2008, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.

How do I vote?

You may vote your shares either in person at the annual meeting or by proxy. To vote by proxy, you should complete, date, sign and mail the enclosed proxy in the prepaid envelope provided. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. If you hold your shares in “street name,” that is, through a broker, bank or nominee, you must obtain a proxy form from the institution that holds your shares if you did not receive one directly, and you may also be eligible for internet or telephone voting by following instructions provided by your broker, bank or nominee.

Can I revoke or change my vote after I return my proxy form?

Yes. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with the corporate secretary either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the corporate secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

What is the board’s recommendation and how will my shares be voted?

The board recommends a vote FOR the proposal. If you properly sign and return your proxy in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices you mark on your proxy. If you return a signed proxy, but do not specify a choice on any matter, Mr. Boggs or Mr. Meyerhoff, as the persons named as the proxy holders on the proxy form, will vote as recommended by the board of directors. If any other matters are considered at the meeting, Mr. Boggs or Mr. Meyerhoff will vote as recommended by the board of directors. If the board does not give a recommendation, Mr. Boggs or Mr. Meyerhoff will have discretion to vote as he thinks best. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to those matters.

Will my shares be voted if I do not sign and return my proxy form?

If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote on your behalf in certain instances. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the election of our directors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, absent instructions from the beneficial owner of such shares. A broker or nominee may properly submit a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). Broker non-votes count for purposes of determining whether a quorum exists but do not count as being entitled to vote with respect to individual proposals.

How many votes do we need to hold the annual meeting?

As of the record date, there were a total of 19,168,784 shares outstanding. Holders of shares entitled to vote a majority of the total number of votes that may be cast as of the record date (a quorum) must be present at the annual meeting to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a broker non-vote. A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

What vote is required to elect directors?

Assuming a quorum is present either in person or by proxy at the meeting, the following votes will be required to elect the Class 3 directors:

The individuals nominated for election as directors in accordance with our bylaws who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected. You may vote FOR all or some of the nominees or WITHHOLD AUTHORITY for all or some of the nominees. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

Can I vote on other matters or submit a proposal to be considered at the meeting?

We have not received timely notice of any shareholder proposals to be considered at the annual meeting, and shareholders may submit matters for a vote only in accordance with our bylaws. The board of directors does not presently know of any other matters to be brought before the annual meeting.

For shareholders seeking to include proposals in the proxy materials for the 2009 annual meeting, the proposing shareholder or shareholders must comply with all applicable regulations, including Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the proposals must be received by our corporate secretary no later than December 29, 2008. Shareholders who intend to present a proposal at the 2009 annual meeting without inclusion of such proposal in our proxy materials are required to provide such proposals to our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2008 annual meeting; provided, however, that if the date of the 2009 annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day before the 2009 annual meeting and not later than the close of business on the later of the 90th day before the 2009 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such proposal should be directed to: Goldleaf Financial Solutions, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, Attention: Corporate Secretary, c/o Michael Berman, Senior Vice President, Secretary and General Counsel.

Are there any dissenters’ rights or appraisal rights with respect to the proposal described in this proxy statement?

There are no appraisal or similar rights of dissenters respecting the proposal described in this proxy statement.

How do I communicate with directors?

The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors c/o Michael Berman, Senior Vice President, Secretary and General Counsel, 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027. Mr. Berman will compile all communications and submit them to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of March 31, 2008, there were 19,168,784 shares of common stock outstanding.

The following table shows, as of March 31, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by: (a) each director and director nominee; (b) our named executive officers (as defined in “Compensation Discussion and Analysis” below); (c) all of our directors and executive officers as a group; and (d) all shareholders we know to be the beneficial owners of more than 5% of the outstanding shares of our common stock. Based on information furnished by the owners and except as otherwise noted, we believe that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027, except as listed in the footnotes to the table below.

	Shares Beneficially Owned(1)
Name	Number	Percent

Lightyear Fund, L.P.(2)(3)	2,346,000	12.24
Continental Advisors LLC(2)(4)	2,122,100	11.07
Wellington Management Co LLP(2)(5)	2,166,700	11.3
FMR LLC(2)(6)	1,697,444	8.86
Castine Capital Management, LLC(2)(7)	1,371,600	7.16
Brian R. Geisel(8)	1,745,846	8.75
G. Lynn Boggs(9)	416,522	2.15
Henry M. Baroco(10)	211,781	1.09
Paul McCulloch	24,899		*
Scott R. Meyerhoff(11)	90,000		*
J. Scott Craighead(12)(17)	53,000		*
David Peterson(13)	50,000		*
W. Todd Shiver(14)	99,105		*
David B. Ingram(15)	40,067		*
Lawrence A. Hough	16,000		*
Robert A. McCabe, Jr.	11,000		*
John D. Schneider(16)	32,100		*
Bill Mathis	0		*
Beck Taylor	0		*
John Polchin(17)	0		*
All directors and executive officers as a group (13 persons)(18)	2,712,421	13.16

*	Less than 1%

(1)	The percentages shown are based on 19,168,784 shares of common stock outstanding on March 31, 2007. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), shares of common stock that a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty (60) days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	The address for the Lightyear Fund, L.P. is 51 West 52nd Street, 23rd Floor, New York, NY 10019. The address for Continental Advisors LLC is 227 West Monroe Street, Suite 5050, Chicago, IL 60606. The address for Wellington Management Co LLP is 75 State Street, Boston, MA 02109. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. The address for Castine Capital Management is One International Place, Suite 2401, Boston, MA 02110.

(3)	As reported on a Schedule 13D/A filed with the SEC on October 16, 2006. Voting power and dispositive power are reported to be shared with Lightyear PBI Holdings, LLC, Lightyear Co-Invest Partnership, L.P., Lightyear Fund GP, LLC, Marron & Associates, LLC, and Mr. Donald B. Marron.

(4)	As reported on a Schedule 13D/A filed with the SEC on February 4, 2008. Voting power and dispositive power are reported to be shared with Continental Partners, L.P. (only with respect to 2,033,300 shares), and Mr. David P. Purcell (with respect to all 2,122,100 shares).

(5)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2008, Wellington Management Co LLP, in its capacity as investment adviser, may be deemed to beneficially own 2,166,700 shares of our common stock which are held of record by its clients.

(6)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2008.

(7)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2008. Voting power and dispositive power are reported to be shared with Paul Magidson.

(8)	Includes 788,314 shares issuable on the conversion of issued and outstanding promissory notes.

(9)	Includes options to purchase 231,054 shares of common stock and 2,987 shares owned by Mr. Boggs’ children. 61,036 shares of Mr. Boggs’ owned shares are pledged as security for a construction loan, and 87,793 shares are held in a margin account with a brokerage firm.

(10)	Includes options to purchase 191,400 shares of common stock.

(11)	Includes options to purchase 90,000 shares of common stock.

(12)	Includes options to purchase 53,000 shares of common stock.

(13)	Includes options to purchase 50,000 shares of common stock.

(14)	Includes options to purchase 80,000 shares of common stock.

(15)	Includes 67 shares owned by Ingram Entertainment, Inc., an entity controlled by Mr. Ingram, and options to purchase 5,000 shares of common stock.

(16)	Includes options to purchase 363 shares of common stock.

(17)	Former Chief Financial Officer.

(18)	Includes options to purchase 647,817 shares of common stock and 788,314 shares issuable on the conversion of issued and outstanding promissory notes.

Have we experienced a change in control since the beginning of the last fiscal year?

No.

PROPOSAL

ELECTION OF DIRECTORS

How many directors are nominated?

We have nominated two Class 3 directors, Bill Mathis and Beck A. Taylor, for re-election to our board of directors. Our charter provides that the number of directors to be elected by the shareholders shall be at least one and not more than 12, as established by the board of directors from time to time. The number of directors is currently set at seven. Mr. David B. Ingram, a Class 3 director who has served on our board since August of 2001, has decided not to stand for re-election. Our Board has not yet determined whether to reduce the size of the Board to six following Mr. Ingram’s departure or to fill the vacancy. Pursuant to an Amended and Restated Securityholders Agreement dated October 11, 2006, The Lightyear Fund, L.P. has the right to appoint a single director. Our governance / nominating committee nominates all incoming directors other than the director that Lightyear has the right to appoint.

Our charter requires that our board of directors be divided into three classes that are as nearly equal in number as possible. The directors in each class will serve staggered three-year terms or until their successors are elected and qualified. Class 1 directors will serve until 2009, Class 2 directors will serve until 2010, and the Class 3 directors, if re-elected, will serve until 2011 (in each case the length of term being reducible to reflect the schedule of the annual meeting of shareholders).

What happens if a nominee refuses or is unable to stand for election?

The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, shares represented by proxy will be voted FOR the replacement nominee. The board presently has no knowledge that any of the nominees will refuse, or be unable, to serve.

Must directors and nominees attend our annual meeting?

It is our policy that the directors and nominees for election as director are not required to attend the annual meeting. Mr. Boggs and Chairman McCabe attended the 2007 annual meeting of shareholders.

Who are the board nominees?

Information regarding each of the nominees is provided below, including name, age, principal occupation during the past five years, the year first elected as a director and the expiration date of such director’s term. All of the nominees are presently directors.

The following directors have been nominated to continue in office for a new term or until the election and qualification of their respective successors in office:

Information about Class 3 Director Nominees — Current Term Ending 2008

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Bill Mathis	58	February 2007	From May of 2000 to the present, Mr. Mathis has served as Executive Vice President for MasterCard Worldwide, where he is responsible for Business Development.
Beck A. Taylor	38	April 2007	Dr. Taylor is Dean and Professor of Economics for the School of Business at Samford University. He joined Samford University in August 2005. From August of 1997 to July of 2005, Dr. Taylor was Associate Dean for Research and Faculty Development and W.H. Smith Professor of Economics for the Hankamer School of Business at Baylor University. Since June of 2000, he has also served as Vice-President of AgriFocus, Inc., a provider of management consulting services.

Who are the Directors who are not nominees for re-election at the annual meeting?

Our third Class 3 Director, David B. Ingram, age 45, has decided not to stand for re-election at the 2008 annual meeting. We would like to thank Mr. Ingram for his advice and counsel and wish him well in the future. Mr. Ingram is currently the chairman and president of Ingram Entertainment Inc., a distributor of videos, DVDs and video games, a position he has held since April 1996. Mr. Ingram is also chairman of DBI Beverage Inc., a company he formed in 2002 that currently holds beer distributorships for Memphis, TN, San Francisco, CA, Sacramento, CA, San Jose, CA, and Napa, CA.

The following directors will continue in office for the remainder of their respective terms or until the election and qualification of their respective successors in office:

Information about Class 1 Continuing Directors — Current Term Ending 2009

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Lawrence A. Hough	63	February 2006	Since 2005, Mr. Hough has served as president and chief executive officer of Stuart Mill Capital, Inc, a Virginia-based management firm. From May 2004 until January 2005, when SynXis Corporation was acquired by Sabre, Inc., a worldwide leader in electronic network and travel services, Mr. Hough served as chief executive officer of SynXis, a provider of distribution technology services for the hotel industry. From January 2004 until May 2004, Mr. Hough served as chairman of SynXis’ board of directors. Mr. Hough served as a member of the board of directors of Navigant from 2001 until 2003. Mr. Hough served as Vice Chairman and CEO of SatoTravel from 1999-2001 when SatoTravel was acquired by Navigant International Inc.

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Robert A. McCabe, Jr.	57	May 2004	Since 2000, Mr. McCabe has served as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee. Mr. McCabe served as the vice chairman for First American Corporation until its merger with AmSouth Bank Corporation in 1999. In addition to his banking experience with First American, Mr. McCabe serves as a director of National Health Investors, Inc. of Murfreesboro, Tennessee, a real estate investment trust which invests in income- producing health care properties primarily in the long-term care industry.
John D. Schneider	54	February 2006	Mr. Schneider has served as vice chairman of the board of directors and chief executive officer of Bankers’ Bancorp Inc., a bank holding company headquartered in Springfield, Illinois since 1986. He also serves in the following capacities of its subsidiaries: vice chairman of the board of directors and chief executive officer of Independent Bankers Bank; chairman of Bankers Bank Service Corporation; and president, chief executive officer and a director of Bankers Bank Insurance Services, Inc. Mr. Schneider has served as chief executive officer of each of Bankers’ Bancorp Inc. and Independent Bankers Bank for more than 20 years. Mr. Schneider is also a director of Sullivan Bancshares, Inc. and First National Bank of Sullivan (Sullivan, Illinois), Banc Mac Mortgage Co. (Chatham, Illinois), The Trust Company (San Antonio, Texas), Chexar Networks, Inc. (Atlanta, Georgia), Banc Investment Services (St. Louis, Missouri), and Banker’s BancSecurities, Inc. (St. Louis, Missouri).

Information about Class 2 Continuing Directors — Current Term Ending 2010

Name of Nominee	Age	Director Since	Principal Occupation Last Five Years

G. Lynn Boggs	52	December 2005	Mr. Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC, a company for which Mr. Boggs served as chief executive officer. Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005. Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (a provider of services and products that process sales and payment information and related financing transactions for small and mid-sized retail and commercial businesses and banks, which we acquired in 2001) from February 2000 until August 2001.

Board Independence

Six of our current seven directors, i.e., all of the non-management directors, as well as David Glenn, a director who resigned in December 2007, are independent as defined under the National Association of Securities Dealers, Inc. (“NASD”) Rule 4200(a)(15). In concluding that these individuals are independent, our board considered the employment of Mr. Glenn by an affiliate of The Lightyear Fund, L.P, one of our principal shareholders. Our board also considered Mr. McCabe’s position as chairman of the board of directors and large shareholder of Pinnacle Financial Partners, Inc. Our Goldleaf Technologies Division provides ACH and remote capture processing services to Pinnacle. During fiscal year 2007, we billed approximately $120,000 for our provision of ACH and remote capture processing services to Pinnacle. Our non-management directors meet in executive sessions, without management present, on a regular basis.

Board Committees

The board of directors has established an audit committee, a compensation committee and a governance / nominating committee.

Audit Committee.  We have established a separately-designated standing audit committee that is in accordance with Section 3(a)(58)(A) of the Exchange Act (15 U.S.C. 78c(a)(58)(A)). The audit committee supervises matters relating to the audit function, reviews our quarterly reports, and reviews and approves the annual report of our independent registered public accounting firm. The audit committee also has oversight with respect to our financial reporting, including the annual and other reports filed with the SEC and the annual report to the shareholders. The current members of the audit committee are: Mr. Ingram, Mr. McCabe (Chairman), and Mr. Hough. The board of directors, in its business judgment, has determined that each of the audit committee members is an independent director both under the NASD general independence rule (Rule 4200(a)(15)) and under NASD Rule 4350(d)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Ingram and Mr. McCabe qualify as “audit committee financial experts” as described in NASD Rule 4350(d)(2)(A). There were eight meetings of the audit committee during 2007. The audit committee has adopted a written charter, which was not available on our website, but is attached to our proxy statement for the 2006 annual meeting.

Compensation Committee.  The compensation committee is responsible for: (1) establishing compensation programs for our chief executive officer, and other executive officers that are designed to attract, motivate and retain key senior officers responsible for our success; (2) administering and maintaining those programs in a manner that will benefit the long-term interests of our shareholders and us; (3) determining the salary, bonus, stock option and other compensation of our employees and executive officers; and (4) setting goals and standards for hiring, compensating and retaining employees. To assist the compensation committee in discharging its responsibilities, the committee retained an independent consultant, Matthews, Young & Associates, Inc. In its deliberations, the compensation committee meets with the chief executive officer, as appropriate, to discuss compensation priorities for the company. The current members of the compensation committee are: Mr. McCabe, Mr. Schneider (Chairman), and Mr. Taylor. The compensation committee met nine times during 2007. The compensation committee has adopted a written charter, which is not available on our website, but is attached to our proxy statement for the 2007 annual meeting.

Governance / Nominating Committee.  The governance / nominating committee’s responsibilities include: (1) identifying individuals qualified to become members of the board of directors and recommending such individuals to the board of directors for election to the board of directors; and (2) developing and recommending to the board of directors corporate governance principles applicable to the company. The current members of our governance / nominating committee are David Ingram, Bill Mathis and John Schneider. These directors are independent as defined under the National Association of Securities Dealers, Inc. (“NASD”) Rule 4200(a)(15). The governance / nominating committee has adopted a written charter which is not available on our website, but is attached to our proxy statement for the 2007 annual meeting.

The governance / nominating committee’s policy provides that any nominee that it recommends for a position on our board must possess high standards of personal and professional integrity, have demonstrated business judgment and possess such other characteristics as the committee deems appropriate to demonstrate that the nominee would be effective, in conjunction with the other directors and nominees for director, in serving the best interests of our shareholders. The governance / nominating committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and the board’s current needs. The committee may solicit recommendations for director nominees from other directors, our executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the committee typically reviews and evaluates the qualifications of any proposed director and conducts inquiries into his or her background to the extent that the committee deems appropriate under the circumstances.

The governance / nominating committee will review and evaluate the qualifications of any candidates who have been recommended by our shareholders in compliance with the policies described above. Any shareholder wishing to recommend a candidate for nomination should forward such recommendation in writing to the company c/o Michael Berman, Senior Vice President, Secretary and General Counsel, 9020 Overlook Blvd., Suite 300, Brentwood, Tennessee 37027. All proposed directors will be evaluated in the same manner, regardless of the source of the initial recommendation. We have not historically paid a fee to any third party for identifying or evaluating potential nominees, although the governance / nominating committee has the ability to engage such third parties under its charter. The governance / nominating committee met once in 2007.

How often did the board of directors meet during 2007?

The board of directors met seven times in 2007. Incumbent director Bill Mathis was only able to attend five of these meetings.

What is the board’s recommendation with respect to the re-election of the Class 3 Directors?

The individuals nominated for election as directors in accordance with our bylaws who receive the highest number of FOR votes cast (either in person at the annual meeting or by proxy) will be elected. The board of directors unanimously recommends a vote “FOR” the re-election of each of the Class 3 Directors listed above.

EXECUTIVE OFFICERS

Who are our executive officers?

The following table sets forth certain information concerning the executive officers of the company as of April 22, 2008.

Name	Age	Positions

G. Lynn Boggs	52	Chief Executive Officer
Henry M. Baroco	64	President — RMSA Division
Scott R. Meyerhoff	38	Acting Chief Financial Officer and Executive Vice President-Finance
Brian Geisel	47	Executive Vice President — Goldleaf Enterprise Payments
David Peterson	47	Executive Vice President — Goldleaf Payment Solutions
W. Todd Shiver	43	Executive Vice President — Sales & Marketing

G. Lynn Boggs became our chief executive officer in December 2005 when we merged with Captiva Solutions, LLC, a company for which Mr. Boggs served as chief executive officer. Before founding Captiva in March 2005, Mr. Boggs served as president and chief operating officer of InterCept, Inc. (a provider of technology products and services for financial institutions) from February 2002 until March 2005. Before that, Mr. Boggs served as the chief executive officer of Towne Services, Inc. (which Goldleaf acquired in 2001) from February 2000 until August 2001.

Henry M. Baroco. Mr. Baroco served as our president and chief operating officer from December 2005 until April 22, 2008, when he became president of our RMSA division. From January 2003 to December 2005, Mr. Baroco served as our chief executive officer.

Scott R. Meyerhoff currently serves as our executive vice president — finance, a position he assumed in December 2005. Mr. Meyerhoff has also acted as our chief financial officer since the resignation of our former chief financial officer on November 19, 2007. Mr. Meyerhoff served as the chief financial officer of Captiva from September 2005 until he joined us. Mr. Meyerhoff was executive vice president and chief financial officer of Infor Global Solutions, Inc., a global provider of enterprise software solutions, from April 2004 until September 2005 and served as chief financial officer for InterCept, Inc. from January 1998 until March 2004. Prior to joining Intercept, Mr. Meyerhoff was employed by Arthur Andersen beginning in January 1991 and was serving as an audit manager upon his departure from Arthur Andersen.

Brian Geisel currently serves as our executive vice president — Goldleaf Enterprise Payments, a position he assumed when we acquired Alogent Corporation, a provider of enterprise deposit automation technologies for global financial institutions, in January of 2008. Before we acquired Alogent, Mr. Geisel served as that company’s chief executive officer since its founding in 1995.

David Peterson became one of our executive vice presidents in February of 2006, in connection with our acquisition of Goldleaf Technologies, Inc., a provider of ACH origination and processing, Remote Capture/Deposit processing, and website design and hosting to over 2,500 financial institutions. Mr. Peterson is currently in charge of Goldleaf Payment Solutions. Prior to joining us, Mr. Peterson had served as an executive vice president of Goldleaf Technologies, Inc. since July of 2001.

W. Todd Shiver became one of our executive vice president on December 9, 2005, and is currently in charge of sales and marketing. Mr. Shiver served as senior vice president of Captiva from April 2005 until he joined us. Mr. Shiver served as senior vice president of client services for Fidelity Information Services, a financial institution sales and services company, from November 2004 until April 2005. Mr. Shiver also served as the vice president of east sales for InterCept, Inc. from December 2001 until November 2004. Mr. Shiver served as senior vice president — national sales manager of Netzee, Inc., a provider of internet banking services, from May 2001 to November 2001.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

John D. Schneider, Chair
Robert A. McCabe, Jr.
Beck A. Taylor

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of the Executive Compensation Program

Our executive compensation program is designed to achieve the following objectives:

•	attract and retain talented and experienced executives in our industry who are committed to a program of sustained growth for our business;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executives and shareholders by motivating executives to increase shareholder value;

•	provide a competitive compensation package in which a significant portion of total compensation is determined by company and individual results and the creation of shareholder value; and

•	foster a shared commitment among executives by coordinating company and individual goals.

Our Executive Compensation Program

Our executive compensation consists of base salary, annual cash bonuses, long-term equity incentive compensation and a broad-based benefits program.

Role of the Compensation Committee

Our compensation committee is primarily responsible for reviewing, approving and reporting to our board on major compensation and benefits plans, policies and programs of the company; reviewing and evaluating the performance and approving the compensation of senior executive officers; and overseeing management development programs, performance assessment of senior executives and succession planning. The compensation committee annually evaluates the effectiveness of the executive compensation program in meeting its objectives.

The compensation committee evaluates compensation with reference to our financial and non-financial performance and relative shareholder return for the prior fiscal year, compensation data of executives of comparable companies in our marketplace, subjective evaluation of each executive’s contribution to our performance and each executive’s experience, responsibilities and management abilities. The compensation committee annually advises the board on the compensation to be paid to the executive officers and approves the compensation for executive officers.

The compensation committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist it in the evaluation of director, chief executive officer and executive officer compensation, as appropriate. The committee has sole authority to approve the consultant’s fees and other retention terms, and to cause us to pay the fees and expenses of such consultants. The committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause us to pay the fees and expenses of such outside advisors.

In 2007, the committee retained Matthews, Young & Associates, Inc. (“Matthews Young”) as an independent advisor to assist the committee in determining executive compensation. Matthews Young reviewed senior executive compensation, prepared comprehensive competitive compensation analyses for our named executive officers, and made suggestions regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the chief executive officer and the other named executive officers. Matthews Young also provides the compensation committee with information on executive compensation trends and best practices, and advice for potential improvements to the executive compensation program. The compensation committee continues to rely on the Matthews Young analyses in analyzing compensation.

Primary Components of the Executive Compensation Program

The annual compensation package of our named executive officers generally provides for base salaries, annual cash incentives, and long-term equity based compensation through participation in our 2005 Long-Term Equity Incentive Plan, 2004 Equity Incentive Plan and 1999 Equity Incentive Plan.

Base Salary.  We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward executives for their overall performance. Each of the named executive officers that is currently employed by the company has an employment agreement that guarantees a minimum base salary. The material terms of these employment agreements are described below in the narrative to the Summary Compensation Table and the section entitled “Potential Payments Upon Termination or Change-in-Control.” Annual base salary increases for executive officers are established with consideration of each executive’s individual performance during the prior year, the overall performance of Goldleaf during the prior year and his or her level of responsibility, prior experience and breadth of knowledge. Our chief executive officer, chief operating officer, and acting chief financial officer received no salary increase for 2008 in part because the company did not meet performance expectations. Normally our chief executive officer provides input on these increases for executives, but all final decisions are made by our compensation committee.

The base salary paid to each named executive officer in 2007 is set forth in the Summary Compensation Table. Our compensation committee has approved the following base salaries for our named executive officers in 2008:

Lynn Boggs	$533,000
Brian Geisel	$304,723
Scott Meyerhoff	$240,000
David Peterson	$245,000
W. Todd Shiver	$212,500

We believe that the base salaries that we pay to our named executive officers, and particularly to our chief executive officer, are above the median for companies in our business with similar revenues and market capitalization. In light of the growth strategy we have asked our management team to implement and the critical need to attract and retain talent, our compensation committee felt that it was necessary and appropriate to pay base salaries to top managers that are more typical for a company with our growth strategy.

Cash Incentive Plan

In 2007, in consultation with its compensation consultants, our compensation committee adopted an annual cash incentive plan to replace discretionary cash bonuses for executives (the “Cash Incentive Plan”). The purpose of the Cash Incentive Plan is to provide cash compensation on an annual basis that is at risk and contingent on the achievement of annual individual, business and strategic objectives. The compensation committee reserves the right to deviate from the formulas set by the Cash Incentive Plan or to grant discretionary cash bonuses to take account of extraordinary circumstances. However, the compensation committee chose not to deviate from the Cash Incentive Plan in 2007, even though this resulted in our named executive officers receiving much less than their target incentive award. As previously reported, the compensation committee granted cash bonuses in 2008 in connection with the Alogent transaction which the Board viewed as an extraordinary transaction. Our management team continues to implement important strategic changes to our business, and the Cash Incentive Plan will ensure that executive bonuses are tied closely to the success of these changes. All of our named executive officers participate in the Cash Incentive Plan.

Incentive Pool.  The Cash Incentive Plan creates an incentive pool each year, starting with 2007. In 2007, the pool was established by reference to our defined internal revenue growth, which was determined in comparison with the previous year and adjusted for acquisitions and dispositions. In 2008, in creating the pool, the committee considered growth targets, individual compensation levels and company goals and objectives.

Objectives.  Each executive’s share of the pool is determined according to several factors. First, each executive’s potential share of the pool is determined in advance by the compensation committee. However, the degree to which an executive receives his potential share is determined by his achievement of three categories of objectives, which are described in the following table.

	2007	2008
Objective	Weight	Weight

Achievement of Targeted EBITDA	35%	40%
Achievement of Targeted Revenue Growth	35%	40%
Non-financial Individual Objectives	15%	20%
Acquisitions and Dispositions	15%	—

Targets.  The Cash Incentive Plan is structured so that the executives will receive incentive payments upon achieving the performance objectives. The target incentive payment that would be awarded for achievement of 100% of each objective is equal to the following percentages of their base salaries for the current year.

Lynn Boggs	50%
Brian Geisel	40%
David Peterson	25%
W. Todd Shiver	30%

The incentive payments may vary based upon the actual percentage of the objectives achieved. With respect to the EBITDA target, the amount an executive receives will vary from 10% of the target incentive payment (upon achieving 95% of the target EBITDA) to up to 200% of the target incentive payment (upon achieving 105% of the target EBITDA). Similarly, with respect to the revenue growth target, the amount an executive receives will vary from 25% of the target incentive payment (upon achieving 97% of the revenue growth target) to up to 200% of the target incentive payment (upon achieving 105% of the revenue growth target). In no circumstance, however, will an executive receive an incentive payment under the Cash Incentive Plan that is greater than two times his target bonus. The compensation committee eliminated the stand-alone “Acquisitions and Dispositions” category and adjusted the weighting for other categories in order to more closely target bonus opportunities to each executive’s role and function. In addition, each individual must continue to be an executive as of the end of the fiscal year in order to qualify for the incentive payment.

Special Bonuses

We have from time to time granted special bonuses to our named executive officers in connection with extraordinary events that have been particularly significant in our company’s development and particularly demanding on the time and talents of our personnel. One such extraordinary event was our acquisition of Alogent in January of 2008. Following the completion of this acquisition, our compensation committee granted special transaction bonuses to Mr. Boggs in the amount of $175,000 and Mr. Meyerhoff in the amount of $75,000. Our compensation committee also decided to give the opportunity to achieve additional incentive awards based on the successful integration of the Alogent business with our larger operations, of which

Mr. Baroco has a potential award targeted at $35,000, Mr. Shiver has a potential award targeted at $30,000, and Mr. Boggs has a potential award targeted at $40,000. These bonuses and potential awards are not reflected in the compensation tables that appear below because they were granted in 2008.

Long-Term Equity Compensation.

Both our 2005 Long-Term Equity Incentive Plan and our 2004 Equity Incentive Plan permit grants of incentive stock options, non-qualified stock options, and restricted stock grants. Our 1999 Equity Incentive Plan permits grants of incentive stock options and non-qualified stock options. Restricted stock grants are granted with such restriction periods as the compensation committee may designate. Our compensation committee also has the authority to condition vesting of incentive stock options, non-qualified stock options and restricted stock grants upon achievement of performance goals. We favor equity compensation because it focuses executives on long-term creation of shareholder value and encourages equity ownership in Goldleaf. We have traditionally chosen to use stock options rather than restricted stock as our primary component in the equity compensation of our named executive officers because stock options derive value exclusively from increases in shareholder value, and therefore make stock price appreciation necessary to the realization of a compensation benefit. In determining the actual size of stock option awards under the stock option plans, the compensation committee has considered the value of the stock on the date of grant, competitive practices, the executive’s stock holdings, the amount of options previously granted to the executive, individual performance, and Goldleaf’s performance. Our stock options have an exercise price set at the closing price of our stock on the date of grant and expire ten years after the date of grant.

Prior to 2007, we did not grant stock options to our executives pursuant to a set formula or regular plan. Rather, our compensation committee granted stock options on an ad hoc basis. In 2007, our compensation committee decided to adjust our practice for granting long-term incentives. Rather than grant equity awards to our executives solely in the form of stock options, we intend to grant equity awards that are composed of a mix of stock options and restricted stock. We have decided to begin integrating restricted stock grants into our equity awards primarily because they allow us to deliver an equivalent amount of value to our executives with less dilution of our common stock than stock options. More significantly, we have determined that it is in the best interest of the company to institute a more formalized program to structure long-term incentives on a regular rather than ad hoc basis.

Starting in 2007, the number of options and restricted stock shares granted to our executives has been determined with reference to their aggregate fair value as compared to our total market capitalization. Our compensation consultant recommended that we make annual grants of stock options and restricted stock under this plan over a three-year period with a fair value of between 0.8% and 1.0% of our total market capitalization per year in each year of the three-year plan, with additional grants with a fair value equal to 0.2% of our total market capitalization if we achieve annual internal revenue growth greater than or equal to 20%. Our compensation committee did authorize issuance of stock options in 2007, but deferred implementation of restricted stock grants until 2008. Further, our compensation committee elected to make equity grants with fair values substantially less than those recommended by our compensation consultant. Starting in 2008, we plan to divide our grants of equity compensation to executives (as measured on a fair value basis) between stock options and restricted stock although we anticipate granting less value in restricted stock and making lower grants than recommended by our compensation consultant. The stock options will generally vest on each of the first three anniversaries of the date of grant based upon continued employment. Consistent with our past practice, grants of stock options are expected to have an exercise price equal to the market price of our common stock on the date of grant and expire ten years after the date of grant. Grants under this plan will be made to named executive officers and other executive officers as determined by the compensation committee. On April 10, 2008, our compensation committee awarded restricted stock grants to certain of our executive officers. The following named executive officers received these grants:

Lynn Boggs	20,000 Shares
W. Todd Shiver	15,000 Shares
David Peterson	15,000 Shares
Brian Geisel	15,000 Shares

The terms of these restricted stock grants provide that they will be earned based on our achievement of targeted EBITDA for the year ended December 31, 2008, according to the following schedule:

Company Achieves 95% of Targeted EBITDA	10% of Shares
Company Achieves 97.5% of Targeted EBITDA	25% of Shares
Company Achieves 100% of Targeted EBITDA	100% of Shares

The portions of the restricted stock grants that are earned will automatically vest in equal parts on each of first three anniversaries of the grant date, provided that the grantee remains employed by us.

Other Benefits.  We provide our executive officers with certain benefits, including health and dental coverage, company-paid term life insurance coverage, disability insurance, paid time off and paid holiday programs. In addition, executive officers are entitled to participate in our 401(k) plan, which is available to all of the company’s employees who meet certain service requirements. We have traditionally made a $1,000 matching contribution to each named executive officer who participates in the 401(k) plan, and in 2008 we will increase this matching contribution to $1,250. We may make additional discretionary contributions to the plans, although no discretionary contributions have been made since the inception of the plans.

Severance Arrangements

We grant change in control and severance arrangements to our executive officers on a case-by-case basis. All of the currently employed named executive officers have severance arrangements. These provisions are described in greater detail in the section titled “Potential Payments on Termination or Change in Control.” The severance arrangements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as ours. Even our top executives have generally not accumulated so much wealth through our compensation program that severance arrangements are immaterial to them. To the contrary, we believe that granting these arrangements to certain key employees is an important element in the recruitment and retention of such employees. To this end, the compensation committee authorized a severance pay agreement in April 2008 for Mr. Shiver, who was not previously a party to an employment agreement with us.

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for non-performance based executive compensation in excess of $1 million. We did not pay any of our executive officers non-performance based compensation in excess of $1 million in the 2007 fiscal year, and it is not anticipated that we will pay any of our executive officers non-performance based compensation in excess of $1 million in the 2008 fiscal year. Accordingly, we have not adopted a policy in this regard.

Section 409A of the Internal Revenue Code, which was signed into law in October 2004, amended the tax rules to impose restrictions on funding, distributions and elections to participate in nonqualified deferred compensation arrangements. While we believe that we are operating in compliance with the statutory provisions relating to Section 409A that are currently effective, the final regulations of the Treasury Department promulgated under Section 409A were only recently made final, and our tax advisors are currently analyzing the effect of these final regulations on our existing compensation arrangements, and it is possible that we will have to make adjustments to our nonqualified deferred compensation arrangements to comply with the rules once they become effective.

COMPENSATION OF EXECUTIVE OFFICERS

How much compensation did we pay our named executive officers?

The following table sets forth information concerning total compensation paid or earned during the 2007 and 2006 fiscal years for the persons who served during 2007 as our chief executive officer and chief financial officer and as our other executive officers, who we will refer to as the “named executive officers.”

Summary Compensation Table

								Non-Equity
						Option		Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)		Awards[1] ($)		Compensation ($)	Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(f)		(g)	(i)		(j)

G. Lynn Boggs	2007	533,000		—		69,616		33,000	74,219	[4]	709,835
CEO	2006	600,000	[2]	125,000	[3]	778,521		—	61,669		1,565,190
Henry M. Baroco	2007	301,250		—		34,808		15,000	17,421	[6]	368,479
Former President & COO,	2006	275,000		117,000	[5]	213,607		—	33,509		639,116
Current President — RMSA
J. Scott Craighead	2007	235,000		—		—		—	—		235,000
Former CFO	2006	212,500		92,500	[7]	221,572		—	—		526,572
John Polchin	2007	67,131		—		23,575	[8]	—	—		90,706
Former CFO	2006	—		—		—		—	—		—
Scott Meyerhoff	2007	235,000		—		—		10,000	—		245,000
EVP and Acting CFO	2006	210,000		113,000	[9]	320,410		—	—		643,410
R. Paul McCulloch	2007	250,000		—		—		—	169,913	[11]	419,913
Former EVP	2006	245,833		1,423,600	[10]	710,100		—	13,493	[12]	2,393,026
David Peterson	2007	224,544		—		24,679		7,500	—		256,723
EVP	2006	212,333		211,500	[13]	123,819		—	—		547,652
W. Todd Shiver	2007	188,333		—		27,847		7,300	—		223,480
EVP	2006	148,958		40,000		225,234		—	—		414,192

[1]	Valuations of option awards are made with the assumptions discussed in Notes 1 and 15 of the company’s annual report of Form 10-K filed with the SEC on March 18, 2008.

[2]	This amount represents $400,000 in salary and $200,000 in quarterly payments pursuant to Mr. Boggs’ employment contract.

[3]	This amount represents a $125,000 discretionary bonus paid to Mr. Boggs on March 14, 2007 based on his 2006 performance.

[4]	This amount represents club dues through April of 2007, $34,000 in board fees, $21,667 in the form of a club membership deposit that we are transferring as taxable compensation to Mr. Boggs in monthly installments, and insurance premiums. During 2007, we agreed with Mr. Boggs that we would discontinue our practice of reimbursing his club dues, and beginning in 2009, we will no longer pay his board fees.

[5]	This amount represents $57,000 paid to Mr. Baroco in 2006 based on his 2006 performance, and $60,000 paid to Mr. Baroco in 2007 based on his 2006 performance.

[6]	This amount represents insurance premiums.

[7]	This amount represents $42,500 paid to Mr. Craighead in 2006 based on his 2006 performance, and $50,000 paid to Mr. Craighead in 2007 based on his 2006 performance.

[8]	Mr. Polchin forfeited these options when he resigned in November of 2007.

[9]	This amount represents $63,000 paid to Mr. Meyerhoff in 2006 based on his 2006 performance, and $50,000 paid to Mr. Meyerhoff in 2007 based on his 2006 performance.

[10]	This amount represents an annual bonus of $10,000 and a signing bonus of $1,377,600 that was required to be paid in connection with the company’s acquisition of Goldleaf Technologies, Inc., and a $36,000 bonus paid to Mr. McCulloch in 2007 based on his 2006 performance.

[11]	This amount represents insurance premiums and payments on promissory notes given to Mr. McCulloch in connection with our acquisition of Goldleaf Technologies.

[12]	This amount represents a sales award trip and insurance premiums.

[13]	This amount represents an annual bonus of $40,000 and a signing bonus of $171,500 that was required to be paid in connection with the company’s acquisition of Goldleaf Technologies, Inc.

Is the company a party to any key employment agreements?

Yes, the company has entered into the following employment agreements with its named executive officers.

Employment Agreement with Lynn Boggs

Effective December 9, 2005, we entered into an employment agreement with Mr. Boggs, our chief executive officer, which we amended on May 10, 2007. As amended, Mr. Boggs’ agreement provides for an annual base salary of not less than $533,000 and allows Mr. Boggs to participate in management incentive programs established by the company. The employment agreement has an initial term of two years from December 9, 2005, which term is extended automatically each day for an additional day so that the remaining term will continually be two years, until such time as either party gives notice to fix the term to a finite term of two years, commencing on the date of such written notice.

Employment Agreement with Henry Baroco

During 2007, our relationship with Henry Baroco was governed by an employment agreement executed on July 1, 2004 and amended on October 21, 2005, pursuant to which Mr. Baroco served as our president and chief operating officer. This agreement provided for an annual base salary of not less than $275,000 and an annual incentive award calculated as a percentage of Mr. Baroco’s base salary based upon our annual pretax net income. On April 22, 2008, Mr. Baroco and the Company executed an amended and restated employment agreement in connection with Mr. Baroco changing positions from president and chief operating officer to president of our RMSA division. The amended and restated employment agreement provides that (i) Mr. Baroco’s annual base salary will be $210,000 per year, (ii) the targets and criteria for Mr. Baroco’s annual incentive award will be periodically established by mutual agreement between Mr. Baroco and us, (iii) Mr. Baroco’s severance payments on a constructive, discharge, a without cause termination, or a voluntary termination following a change in control of the RMSA division will be the sum of 200% of his annual base salary and 100% of his annual incentive award for the prior two years, and (iv) if Mr. Baroco’s employment is terminated for any reason (except for a voluntary termination by Mr. Baroco before October 22, 2008 that is not preceded by a change in control of the Company or the Company’s RMSA division) the Company will ensure that Mr. Baroco’s vested options remain exercisable until their natural expiration dates.

Employment Agreement with Scott Craighead

Effective September 15, 2006, we entered into an employment agreement with Mr. Craighead, our executive vice president and chief financial officer. This employment agreement terminated when Mr. Craighead resigned on August 31, 2007. Mr. Craighead’s agreement provided for an annual base salary of $220,000 and an annual incentive award at the discretion of the board of directors of up to 50% of Mr. Craighead’s base salary.

Employment Agreement with Scott Meyerhoff

Effective September 15, 2006, we entered into an employment agreement with Mr. Meyerhoff, our executive vice president — finance. Mr. Meyerhoff’s agreement provides for a minimum annual base salary of $220,000 and an annual incentive award at the discretion of the board of directors of up to 50% of Mr. Meyerhoff’s base salary. The employment agreement has an initial term of one year and is automatically extended for additional one-year terms until either party gives written notice specifying that the term shall continue for only one additional year.

Employment Agreement with John Polchin

On August 28, 2007, we entered into an employment agreement with John Polchin in connection with his appointment as chief financial officer. Mr. Polchin terminated his employment voluntarily on November 19, 2007. The employment agreement provided for an annual base salary of $295,000 and an annual incentive award starting in 2008 contingent upon performance of stipulated goals established by the Board of Directors. The annual incentive award target level was to be no less than 40% of Mr. Polchin’s then current base salary and would not have exceeded his then current base salary. For 2007, Mr. Polchin would have been granted a bonus of up to $30,000 based on the accomplishment of mutually agreed upon objectives. Due to his resignation, Mr. Polchin did not receive a 2007 bonus, and will not receive an incentive award in the future. The employment agreement further provided for reimbursement of certain of Mr. Polchin’s relocation expenses up to $125,000, plus the amount of any additional federal and state income taxes and other payroll withholding amounts payable by Mr. Polchin with respect to such $125,000. Due to Mr. Polchin’s resignation, we did not reimburse these expenses.

Employment, Severance, and Non-Solicitation Agreement with David Peterson

Mr. Peterson’s employment, severance, and non-solicitation agreement has a term of six months, which term is extended automatically each day for an additional day so that the remaining term will continually be six months until the agreement is terminated. The employment agreement required us to pay Mr. Peterson a cash bonus of $171,500 in 2006, and required that we pay Mr. Peterson a base salary of at least $200,000 each year. The employment agreement also entitles Mr. Peterson to participate in our executive bonus plan and to participate in all retirement, life and health insurance, disability and other similar benefit plans or programs, and provides that he is not required to pay any premiums for those benefits. The employment also required us to grant Mr. Peterson options to purchase 50,000 shares of our common stock at an exercise price of $6.65 per share, the closing price of our common stock on the previous trading day.

What plan based awards did we grant to our named executive officers in 2007 and under what terms?

Grants of Plan-Based Awards

						All Other
						Option Awards:		Grant Date
						Number of	Exercise or	Fair Value of
			Estimated Future Payouts Under			Securities	Base Price	Stock and
			Non-Equity Incentive Plan Awards			Underlying	of Option	Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards ($/Sh)	Awards ($)
(a)	(b)		(c)	(d)	(e)	(j)	(k)	(l)

G. Lynn Boggs	4/3/2007	[1]	—	266,500	533,000	200,000	5.27	69,616
CEO	08/09/2007	[2]
Henry M. Baroco	4/3/2007	[3]	—	124,000	310,000	100,000	5.27	34,808
Former President & COO,	08/09/2007
Current President — RMSA
J. Scott Craighead	4/3/2007	[4]	—	72,000	240,000	—	—	—
Former CFO
John Polchin	08/27/2007		—	—	—	180,000	3.58	23,575	[5]
Former CFO
Scott Meyerhoff	4/3/2007	[6]	—	72,000	240,000	—	—	—
EVP and Acting CFO
David Peterson	4/3/2007
EVP	08/09/2007		—	70,500	235,000	90,000	5.27	24,679
W. Todd Shiver	4/3/2007
EVP	08/09/2007		—	48,750	195,000	80,000	5.27	27,847

[1]	Bonus opportunity pursuant to 2007 Cash Incentive Plan. Only $33,000 was paid out, effective February 29, 2008.

[2]	Award pursuant to 2005 Long-Term Equity Incentive Plan.

[3]	Bonus opportunity pursuant to 2007 Cash Incentive Plan. Only $15,000 was paid out, effective February 29, 2008.

[4]	Mr. Craighead forfeited this award when he resigned in August of 2007.

[5]	Mr. Polchin forfeited these options when he resigned in November of 2007.

[6]	Bonus opportunity pursuant to 2007 Cash Incentive Plan. Only $10,000 was paid out, effective February 29, 2008.

The 2007 Cash Incentive Plan created an incentive pool for potential bonus awards. Each executive’s potential share of the pool was determined in advance by the compensation committee. However, the degree to which an executive received his potential share was determined by his achievement of four categories of objectives, which are described in the following table.

Objective	Weight

Achievement of Targeted EBITDA	35%
Achievement of Targeted Internal Revenue Growth	35%
Successful Completion of Acquisitions	15%
Non-financial Individual Objectives	15%

The 2007 Cash Incentive Plan was structured so that if we achieved our budgeted revenue growth, EBITDA growth, and each of our executives fully met his objectives, the incentive payment received by each named executive officer would have represented the following percentage of his base salary for the current year.

Lynn Boggs	50%
Henry Baroco	40%
Scott Craighead	30%
Scott Meyerhoff	30%
David Peterson	30%
W. Todd Shiver	25%

Because our internal revenue growth did not meet our expectations, none of our executives received the threshold payment for their award. Mr. Boggs received $33,000, Mr. Baroco received $15,000, Mr. Meyerhoff received $10,000, Mr. Peterson received $7,500, and Mr. Shiver received $7,300, which represent a portion of the 15% related to non-financial individual objectives. Mr. McCulloch, Mr. Polchin, and Mr. Craighead were not eligible for payment because they were not officers of the company at the end of our fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market or
				Equity					Plan Awards:	Payout
				Incentive					Number of	Value of
				Plan Awards:					Unearned	Unearned
	Number of	Number of		Number of			Number of	Market Value	Shares,	Shares,
	Securities	Securities		Securities			Shares or	of Shares	Units or	Units or
	Underlying	Underlying		Underlying			Units of	or Units of	Other	Other
	Unexercised	Unexercised		Unexercised			Stock That	Stock That	Rights That	Rights That
	Options	Options		Unearned	Option	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	Price ($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

G. Lynn Boggs,	—	200,000	[1]		5.27	08/09/2017	—	—	—	—
CEO	75,000	—			5.49	11/08/2016
	155,942	—			6.60	10/20/2015
	21	—			92.85	11/15/2009
	91	—			213.20	12/15/2008

Henry M. Baroco	—	100,000	[2]		5.27	08/09/2017	—	—	—	—
Former President &	31,000	—			6.60	10/21/2015
COO, Current	60,000	—			6.60	10/20/2015
President —	20,000	—			9.15	08/04/2014
RMSA	36,400	—			2.95	5/30/2013
	40,000	—			10.35	08/09/2011
	4,000	—			9.75	1/16/2012

J. Scott Craighead	40,000	—			6.60	5/28/2008	—	—	—	—
Former CFO	10,000	—			10.95	5/28/2008
	1,000	—			2.95	5/28/2008
	2,000	—			13.25	5/28/2008

John Polchin	—	—			—	—	—	—	—	—
Former CFO

Scott Meyerhoff	90,000	—			6.60	10/20/2015	—	—	—	—
EVP and Acting CFO

David Peterson	50,000	—			6.65	1/23/2016	—	—	—	—
EVP	—	90,000	[3]		5.27	8/9/2017

W. Todd Shiver	80,000	—			6.60	10/20/2015	—	—	—	—
EVP	—	80,000	[4]		5.27	8/9/2017

[1]	Option will vest 1/3 on August 9, 2008, 1/3 on August 9, 2009, and 1/3 on August 9, 2010.

[2]	Option will vest 1/3 on August 9, 2008, 1/3 on August 9, 2009, and 1/3 on August 9, 2010.

[3]	Option will vest 1/3 on August 9, 2008, 1/3 on August 9, 2009, and 1/3 on August 9, 2010.

[4]	Option will vest 1/3 on August 9, 2008, 1/3 on August 9, 2009, and 1/3 on August 9, 2010.

How much compensation did we pay our directors during 2007?

Director Compensation1

					Change in
					Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Robert A. McCabe	69,000	—	—	—	—	—	69,000
John. D. Schneider, Jr.	50,500	—	—	—	—	—	50,500
David W. Glenn	31,750	—	—	—	—	—	31,750
David B. Ingram	47,000	—	—	—	—	—	47,000
Lawrence A. Hough	45,000	—	—	—	—	—	45,000
Bill Mathis	30,000	—	—	—	—	—	30,000
Beck Taylor	30,750	—	—	—	—	—	30,750

[1]	Director fees paid to Mr. Boggs are disclosed in the Summary Compensation Table on page 23.

In 2007, directors received an annual fee of $25,000 or, at the election of the director, 3,000 restricted shares of our common stock. The $25,000 fee was payable in equal quarterly installments. Each non-employee director also received an annual fee of $5,000 for each committee of the board upon which that director served. The chairman of the board of directors and audit committee each received a $5,000 fee for serving as chairman. The chairman of the compensation committee received $2,500 for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting. All directors received $1,000 for each board or committee meeting attended, whether in person or via telephone. Directors were reimbursed for expenses incurred in connection with attendance at board and committee meetings.

In 2008, the compensation committee and the board adjusted our director compensation system. Starting in 2008, each director will receive an annual fee of $25,000, payable in quarterly installments, and an annual award of an option to purchase 5,000 shares at the per share price on the date of grant. The option will be granted on the date of the first board meeting of each year, and will vest on December 31 of that year, so long as the director continues to serve on the board. Each non-employee director will also receive an annual fee of $5,000 for each committee of the board (except the nominating / governance committee) upon which that director served. The chairman of the board of directors and audit committee will each receive a $5,000 fee for serving as chairman. The chairman of the compensation committee will receive $2,500 for serving as chairman, payable in full at the board meeting corresponding with the annual shareholder meeting. Each director will receive $1,000 for each board or committee meeting attended, whether in person or via telephone, except that if a meeting attended via telephone lasts less than 1.5 hours, the director will receive only $500. Directors will be reimbursed for expenses incurred in connection with attendance at board and committee meetings.

What payments would we owe to our named executive officers in the event of a termination or a change in control?

We grant severance arrangements to our executive officers on a case-by-case basis. We believe that granting these arrangements to certain key employees is an important element in the retention of such employees.

G. Lynn Boggs

Pursuant to an employment agreement dated December 9, 2005, and amended on May 10, 2007, Mr. Boggs may be entitled to the following payments and benefits.

If we terminate Mr. Boggs’ employment without cause or Mr. Boggs terminates his employment with adequate justification, including following a change of control, then:

•	we must pay Mr. Boggs the sum of twice his then current base salary and twice his then current bonus (or the average bonus paid to him during the last three years, if greater) in a lump sum within fifteen (15) days of the termination. On December 31, 2007 we estimate that the amount of this payment would have been $1,424,000. This estimate assumes that the current bonus payable to Mr. Boggs on December 31, 2007 was $33,000, and the average bonus payable to Mr. Boggs would be calculated for the past two years because Mr. Boggs was not employed by us during most of 2005;

•	we must provide benefits to Mr. Boggs and his dependents for twenty-four (24) months following termination. On December 31, 2007, we estimate that the value of these benefits would have been $32,778. This estimate is based on the premiums paid to provide benefits to Mr. Boggs and his family during 2007;

•	all of Mr. Boggs’ outstanding incentive awards and stock options shall vest immediately. On December 31, 2007 the vesting of Mr. Boggs’ stock options would have had no value because exercise price of his unvested stock options was greater than the closing price of our stock on December 31, 2007. On December 31, 2007, the value of the vesting of Mr. Boggs’ outstanding incentive awards would have been $33,000, which was the amount of the 2007 Cash Incentive Award actually paid out to Mr. Boggs in 2008; and

•	Mr. Boggs is entitled to a “gross-up” payment if any payment or benefit would be considered a payment of nonqualified deferred compensation or subject to excise tax under the Internal Revenue Code.

The payments and benefits described above are subject to the following conditions contained in Mr. Boggs’ employment agreement: (1) Mr. Boggs shall not use, disclose or divulge any trade secrets so long as that information constitutes a “trade secret” under applicable law; (2) Mr. Boggs shall not disclose any confidential business information at any time and for one year following the last date of employment; (3) Mr. Boggs shall not disparage us, our officers, directors, employees, or customers; and (4) if Mr. Boggs is terminated for cause, without cause, or if he resigns with adequate justification and provided that we pay one year’s base salary and one year’s bonus within 15 days of termination as consideration, then for 24 months Mr. Boggs may not own or hold a proprietary interest in a competitor or divert, solicit or appropriate for a competitor any person that was our customer or prospective customer of the company or solicit any of our employees or consultants. The provision of benefits to Mr. Boggs described above would be reduced to the extent that he is subsequently employed by an employer who grants him similar benefits.

Henry M. Baroco

During 2007, our relationship with Henry Baroco was governed by an employment agreement executed on July 1, 2004 and amended on October 21, 2005, pursuant to which Mr. Baroco served as our president and chief operating officer. Pursuant to that agreement, Mr. Baroco could have been entitled to the following payments and benefits if a triggering event had occurred on December 31, 2007.

If we terminated Mr. Baroco’s employment without cause or through a constructive discharge, or if Mr. Baroco’s employment agreement was not assumed following a change in control, then Mr. Baroco would have been paid a lump sum equal to 150% of his base salary and his 100% of his average annual incentive award for the prior two years. On December 31, 2007, the amount of this payment would have been $523,500.

If Mr. Baroco’s employment was terminated for any reason, we would have been obligated to continue to provide benefits to him and his spouse until the person receiving benefits is 65 years of age. We estimate that the cost of these payments would have been $9,794 on December 31, 2007. This estimate is based on the existing monthly costs of Mr. Baroco’s benefits, multiplied by 9 months, since he will turn 65 in September of 2008, and his wife had already turned 65 by December 31, 2007. Mr. Baroco was also entitled to a “gross-up” payment if any payment or benefit is subject to excise tax as an “excess parachute payment” under section 280G of the Internal Revenue Code.

The payments and benefits described above were subject to the following conditions contained in Mr. Baroco’s employment agreement: (1) Mr. Baroco shall not disclose any of our confidential business information at any time and for 18 months following last date of employment; (2) Mr. Baroco shall not disparage us, our officers, directors, employees, or customers; and (3) Mr. Baroco shall not compete with us, hold a proprietary interest in one of our competitors, or solicit our clients or employees for 18 months following the last date of his employment.

On April 22, 2008, Mr. Baroco and the Company executed an amended and restated employment agreement in connection with Mr. Baroco changing positions from president and chief operating officer to president of our RMSA division. The amended and restated employment agreement does not change the severance provisions described above, except that on a going forward basis: (i) the lump sum severance payments described above would be increased to the sum of 200% of his annual base salary and 100% of his annual incentive award for the prior two years, and would also be received if Mr. Baroco voluntarily terminated his employment following a change in control of the RMSA division; and (ii) if Mr. Baroco’s employment is terminated for any reason (except for a voluntary termination by Mr. Baroco before October 22, 2008 that is not preceded by a change in control of the Company or the Company’s RMSA division) the Company would additionally ensure that Mr. Baroco’s vested options remain exercisable until their natural expiration dates.

Scott R. Meyerhoff

Pursuant to an employment agreement dated September 15, 2006, Mr. Meyerhoff may be entitled to the following payments and benefits.

If Mr. Meyerhoff’s employment is terminated by death or disability, all of his unvested stock options shall be deemed fully vested on the date of termination. On December 31, 2007 this vesting would have no value because Mr. Meyerhoff had no unvested options.

If Mr. Meyerhoff’s employment is terminated without cause by us, then he will be paid 100% of his base salary plus an amount equal to his bonus for the prior year. On December 31, 2007 the amount of these payments would have been $285,000.

The payments and benefits described above are subject to the following conditions contained in Mr. Meyerhoff’s employment agreements: (1) Mr. Meyerhoff shall not disclose any confidential business information at any time; and (2) Mr. Meyerhoff shall not compete with us, hold a proprietary interest in one of our competitors, or solicit our clients or employees for 12 months following the last date of their employment.

Scott Craighead

Mr. Craighead was a party to an employment agreement dated September 15, 2006. When Mr. Craighead resigned his employment on August 31, 2007, we negotiated an arrangement whereby he released his rights of severance under the employment agreement and agreed to provide consulting services to us through February 28, 2008 in exchange for the right to continue to receive his current salary of $20,000 per month through February 28, 2008.

John Polchin

Mr. Polchin was a party to an employment agreement with us dated August 28, 2007. When Mr. Polchin voluntarily resigned his employment on November 19, 2007, pursuant to his employment agreement he received no severance payments of any kind, and the options that had been granted to him immediately terminated.

Paul McCulloch

Mr. McCulloch was a party to an employment agreement with us dated April 26, 2006. When Mr. McCulloch resigned on April 18, 2007, we negotiated an arrangement whereby he released his rights of severance under the employment agreement and agreed to provide consulting services to us through April 17,

2009 in exchange for the right to continue to receive salary in the amount of $20,833 per month, benefits in the amount of $1,031 per month, and reimbursement of certain tax payments that we estimate will be approximately $832 per month through April 17, 2009.

David Peterson

Pursuant to an employment, severance and non-solicitation agreement with us dated January 23, 2006, Mr. Peterson may be entitled to the following payments and benefits on the termination of his employment. If the termination is by us without cause, or by Mr. Peterson for good reason within twelve (12) months of a change in control, then we will pay the amount of his then current base salary for six months, plus we will allow Mr. Peterson to continue his benefits for 6 months. The total amount of continuing base salary due to Mr. Peterson would have equaled $117,500 had Mr. Peterson been terminated on December 31, 2007. We estimate that the cost of providing the required continued benefits for Mr. Peterson would have been $4,600 had Mr. Peterson been terminated on December 31, 2007. This estimate is based on the premiums paid to provide benefits to Mr. Peterson during 2007.

W. Todd Shiver

Mr. Shiver is a party to a severance pay agreement with us dated April 18, 2007 that provides that if, within twelve months following a change in control, we terminate Mr. Shiver or Mr. Shiver resigns with at least 90 days prior written notice, we will pay Mr. Shiver a lump sum equal to his then current annual base salary. This agreement was not in effect on December 31, 2007, but if it had been in effect, the value of this payment would have been $195,000.

The predictions that we have made in this section regarding the value of the severance arrangements of our named executive officers are based on hypothetical circumstances. Actual payments made pursuant to these arrangements could differ materially from these predictions.

Code of Ethics for Executive Officers

We have a code of ethics for our executive officers, a copy of which can be provided to any person without charge, upon written request. Any such request should be addressed to: Goldleaf Financial Solutions, Inc., 9020 Overlook Blvd., Suite 300, Brentwood, TN 37027, Attention: Investor Relations.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is currently composed of John D. Schneider (Chair), Robert A. McCabe, Jr. and Beck A. Taylor. None of our executive officers serve as a member of the compensation committee or as a director of any other entity whose executive officer(s) serves as a member of our board or compensation committee. Robert A. McCabe, Jr., serves as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee. Our Goldleaf Technologies Division provides ACH and remote capture processing services to Pinnacle. During fiscal year 2007, we billed approximately $120,000 for our provision of ACH and remote capture processing services to Pinnacle.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Provided to Pinnacle Financial Partners, Inc.

Robert A. McCabe, Jr., one of our directors, also serves as chairman of the board of directors of Pinnacle Financial Partners, Inc., a bank headquartered in Nashville, Tennessee. Our Goldleaf Technologies Division provides ACH and remote capture processing services to Pinnacle. During fiscal year 2007, we billed approximately $120,000 for our provision of ACH and remote capture processing services to Pinnacle.

Acquisition of Alogent

On January 17, 2008, we acquired Alogent Corporation by merger one of our wholly-owned subsidiaries with and into Alogent (the “Merger”). The total consideration for the acquisition was $42,619,063. Mr. Geisel was a major shareholder and the chief executive officer of Alogent, and became one of our executive vice presidents on the effective date of the Merger. In consideration for the Alogent shares owned by Mr. Geisel, Goldleaf issued to Mr. Geisel $12,769,143 in cash, 957,532 shares of Goldleaf Stock and two Convertible Notes in the aggregate principal amount of $3,547,413. Portions of these payments are currently held in an escrow account pursuant to the Agreement of Merger. The principal under the Convertible Notes is convertible, at any time and at the option of the holder, into shares of Goldleaf Stock at a conversion price of $4.50 per share (subject to adjustment as provided in the notes). The Convertible Notes have a 24-month term and a 7.0% annual interest rate payable quarterly in arrears.

COMPANY POLICY REGARDING RELATED PARTY TRANSACTIONS

Goldleaf has a policy that any transactions between Goldleaf and its officers, directors and affiliates will be on terms as favorable to Goldleaf as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by a majority of our outside directors or will be consistent with policies approved by such outside directors.

AUDIT COMMITTEE REPORT

The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Goldleaf. Among other things, the audit committee reviews and discusses with management and with Goldleaf’s independent registered public accounting firm the results of the year-end audit of Goldleaf, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are “independent” directors and are qualified to serve on the audit committee pursuant to Rules 4200(a)(15) and 4350(d) of the NASD’s listing standards. The audit committee has adopted a written amended and restated charter, which is not available on our website, but was attached to the Proxy Statement for the 2006 annual meeting of shareholders.

Management of the company is responsible for the preparation, presentation and integrity of our disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations, and internal control over financial reporting. The independent registered public accounting firm is responsible for auditing our financial statements, expressing an opinion as to their conformity with United States generally accepted accounting principles, and attesting to the effectiveness of the company’s internal controls over financial reporting.

In connection with its review of Goldleaf’s audited financial statements for the fiscal year ended December 31, 2007, the audit committee reviewed and discussed the audited financial statements with management and the independent registered public accounting firm, and discussed with our independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as currently in effect. In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP (“Ernst & Young”) required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and discussed with Ernst & Young their independence from Goldleaf. The audit committee has determined that the provision of non-audit services rendered by Ernst & Young to Goldleaf is compatible with maintaining the independence of Ernst & Young from Goldleaf, but the audit committee will periodically review the non-audit services rendered by Ernst & Young.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with United States generally accepted accounting principles, or that our independent registered public accounting firm is in fact “independent.”

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to Goldleaf’s board of directors that the audited financial statements be included in Goldleaf’s annual report on Form 10-K for its fiscal year ended December 31, 2007, for filing with the SEC.

Audit Committee:

Robert A. McCabe, Jr., Chair
David B. Ingram
Lawrence A. Hough

The above audit committee report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Securities Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act, without our express written consent. The above audit committee report is not to be regarded as proxy soliciting material.

INDEPENDENT AUDITORS

Who is our principal independent registered public accounting firm?

As previously reported, we have selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2008. Ernst & Young also served as our independent registered public accounting firm for the year ended December 31, 2007. As reported on April 20, 2007 on a current report on Form 8-K filed with the SEC, on April 19, 2007, Ernst & Young was appointed to serve as our independent registered public accounting firm for the year ended December 31, 2007 and, on April 18, 2007, Grant Thornton, LLP (“Grant Thornton”) was dismissed as our independent registered public accounting firm. The decision to change independent registered public accounting firms was made by our audit committee. Representatives from Ernst & Young are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

During the two most recent fiscal years and any subsequent interim period preceding the appointment of Ernst & Young, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K. During the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton, there were no disagreements between Grant Thornton and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure within the meaning of Item 304(a)(1)(iv) of Regulation S-K. As reported in our annual report on Form 10-K for the period ended December 31, 2006, in connection with the completion of its audit of our financial statements for the year ended December 31, 2006, Grant Thornton determined, and we concurred, that we did not have sufficient accounting resources to ensure the appropriate identification and accounting for certain non-routine transactions in a timely manner, and that this constituted a material weakness in our internal controls. Our audit committee discussed this material weakness with Grant Thornton, and we have authorized Grant Thornton to respond fully to the inquiries of Ernst & Young with respect to the material weakness. Other than this material weakness, during the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton there have been no reportable events of the type listed in Item 304(a)(1)(v) of Regulation S-K.

The audit reports of Grant Thornton on the consolidated financial statements of the company and subsidiaries for the two most recent fiscal years and any subsequent interim period preceding the dismissal of Grant Thornton did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. We have provided Grant Thornton with a copy of the foregoing disclosures.

Fees to Independent Auditors

For the fiscal year ended December 31, 2007, the total fees and expenses billed to the company by Ernst & Young and Grant Thornton were approximately $727,615 and $26,000, respectively, as follows:

Audit Fees.  For the services rendered by Ernst & Young for the audit of our annual financial statements for the fiscal year ended December 31, 2007, the audit of internal control over financial reporting as of December 31, 2007, and the review of the financial statements included in our Forms 10-Q for that year, Ernst & Young billed us aggregate fees of approximately $711,000 and expenses of approximately $1,815. For professional services rendered in connection with providing their consent to the incorporation by reference into our registration statement on Form S-8 filed in 2007 and our 10-K for the fiscal year ended December 31, 2006 of their report on our financial statements, Ernst & Young billed us fees of approximately $14,800. For professional services rendered by Grant Thornton, LLP for the consent to permit the inclusion of their report in our Form 10-K for the fiscal year ended December 31, 2007, Grant Thornton billed us $24,420 and expenses of $1,709.

All Other Fees.  For the fiscal year ended December 31, 2007, Ernst & Young and Grant Thornton did not provide any other products or services to us.

For the fiscal year ended December 31, 2006, the total fees and expenses billed to the company by Grant Thornton and Ernst & Young were approximately $996,723 and $104,400, respectively, as follows:

Audit Fees.  For the services rendered by Grant Thornton for the audit of our annual financial statements for the fiscal year ended December 31, 2006, and the reviews of the financial statements included in our Forms 10-Q for that fiscal year, Grant Thornton billed us aggregate fees of approximately $252,000 and expenses of approximately $43,000. For professional services rendered by Grant Thornton during the fiscal year ended December 31, 2006, for services rendered related to the company’s secondary offering, Grant Thornton billed us $253,188 and expenses of $17,565.

Audit-Related Fees.  For professional services rendered by Grant Thornton during the fiscal year ended December 31, 2006, for due diligence related services performed in the first quarter of 2006 associated with our due diligence of Goldleaf Technologies, Inc., Grant Thornton billed us $40,000. Expenses billed were $3,670. Also during 2006, Grant Thornton billed us approximately $317,300 in fees and approximately $70,000 in expenses related to the acquisition audits of KVI Capital and Goldleaf Technologies. For services rendered for the fiscal year ended December 31, 2006 in connection with providing their consent to the incorporation by reference into our registration statement on Form S-1 of their report on our financial statements, and providing a comfort letter related to the secondary offering prospectus, Ernst & Young billed us fees of approximately $104,400.

All Other Fees.  For the fiscal year ended December 31, 2006, Ernst & Young and Grant Thornton did not provide any other products or services to us.

PRE-APPROVAL POLICIES AND PROCEDURES

All audit and non-audit services provided by our principal independent auditor are required to be pre-approved by the audit committee. In accordance with the charter of our audit committee and consistent with the policies of the SEC, all auditing services and all non-audit services to be provided to or for us by any independent auditor must be pre-approved by the audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. All of the audit and non-audit services provided by Ernst & Young and Grant Thornton in fiscal years 2007 and 2006 were authorized and approved by the audit committee in compliance with these pre-approval policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of the registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by its reporting persons during the last fiscal year, the company believes that these persons complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except that transactions required to be reported on Form 4 by August 13, 2007 for Henry Baroco, Todd Shiver, and Lynn Boggs were reported one day late, a transaction required to be reported on Form 4 by August 10, 2007 for John Schneider was reported four days late, and transactions required to be reported on Form 4 on April 9, 2007 for Lynn Boggs, Todd Shiver and John Schneider were reported on June 4, 2007, June 1, 2007, and May 21, 2007, respectively.

MISCELLANEOUS

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

PROXY	GOLDLEAF FINANCIAL SOLUTIONS, INC.	PROXY

ANNUAL MEETING OF SHAREHOLDERS, MAY 21, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints G. Lynn Boggs and Scott R. Meyerhoff, and each of them acting individually, as proxies, with full power of substitution, to vote all shares of the undersigned at the annual meeting of the shareholders of Goldleaf Financial Solutions, Inc., to be held on May 21, 2008, at 10:00 a.m. (Eastern Daylight Time), at 350 Technology Parkway, Suite 200, Norcross, Georgia 30092 and at any adjournments or postponements thereof, in accordance with the following instructions:

(1) Election of Class 3 Directors

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee check the box to vote “FOR” all nominees and strike a line through the nominee’s name in the list below.)

Bill Mathis	Beck A. Taylor

(2) In their discretion, on such other matters as may properly come before the meeting.

☐ FOR DISCRETION          ☐  AGAINST DISCRETION          ☐  ABSTAIN

(Continued on reverse side)

(Continued from other side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE NOMINEES IN THE ELECTION OF CLASS 3 DIRECTORS, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY.

Dated:   , 2008

Dated:   , 2008

Signatures of shareholder(s) should correspond exactly with the name printed hereon. Joint owners should each sign personally. Executors, administrators, trustees, etc., should give full title and authority.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
9020 Overlook Boulevard
Brentwood, Tennessee 37027